Exhibit 10.6

SUPPLEMENTAL NON-QUALIFIED SAVINGS PLAN FOR
HIGHLY COMPENSATED EMPLOYEES OF
HONEYWELL INTERNATIONAL INC. AND ITS SUBSIDIARIES

(amended and restated effective January 1, 2009)

1. History. Honeywell International Inc. (the “Corporation”) initially established this Supplemental Non-Qualified Savings Plan for Highly Compensation Employees of Honeywell International Inc. and its Subsidiaries (the “Plan”) effective January 1, 2006 when the Supplemental Non-Qualified Savings Plan For Highly Compensated Employees Of Honeywell International Inc. And Its Subsidiaries (Career Band 5 and Below) (the “Supplemental Savings Plan”) was merged with and into the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries (Career Band 6 and above) (the “Executive Supplemental Savings Plan”) and the resulting plan from this merger became known as the Plan. The Plan is hereby amended and restated, effective as of January 1, 2009, to implement changes required pursuant to and consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the corresponding rules and final regulations issued under Section 409A of the Code with respect to amounts subject to such requirements. This Plan document covers any Participant (as defined below) who was entitled to receive a benefit from the Plan as of December 31, 2008, but did not receive full payment of such benefit under the Plan as of such date, as well as any individual who becomes a Participant in the Plan on or after January 1, 2009. Plan benefit payments commencing prior to January 1, 2009 are governed by the terms of Plan as they existed prior to this amendment and restatement and are either grandfathered from the requirements of Section 409A of the Code or payable pursuant to a fixed schedule as required by, and in compliance with, Section 409A of the Code. Between January 1, 2005 and December 31, 2008, with respect to payments that are subject to the requirements of Section 409A of the Code, the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Section 409A of the Code. This amendment and restatement is adopted in conformity with final regulations under Section 409A of the Code issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

2. Eligibility . Any employee of the Corporation and its participating affiliates (i) who is in Career Band 6 or above during the designated election period (the “Open Enrollment Period”) that occurs prior to the beginning of the applicable Plan Year (as defined below), or (ii) (A) who is in Career Band 5 at any time during the Open Enrollment Period that occurs prior to the beginning of the applicable Plan Year and (B) whose Base Annual Salary (as defined in Subparagraph 4(a)(i) below) that is paid and posted to the Plan’s electronic recordkeeping system as of the last paydate in September of the Plan Year immediately preceding the applicable Plan Year exceeds the dollar limit for a highly compensated employee for the Plan Year under Section 414(q) of the Code, shall be eligible (an “Eligible Employee”) to participate in the Plan (subject to the limitations set forth in the following sentence) and elect deferrals of Base Annual Salary for such Plan Year effective as of the first paydate of such Plan Year that follows the Open Enrollment Period. Notwithstanding the foregoing, an Eligible Employee may only participate in the Plan for a Plan Year if such employee is eligible to participate in any of the qualified savings plans (as determined under Section 401(a) of the Code) maintained by the Corporation or its subsidiaries, other than a plan as may be designated by the Corporation from time to time (the “Qualified Savings Plans”), and has made an irrevocable election prior to the beginning of the applicable Plan Year to defer Base Annual Salary to the applicable Qualified Savings Plan. For purposes of this Plan, the “Plan Year” shall mean the calendar year.

3. Definitions. Capitalized terms not otherwise defined in the Plan have the respective meanings set forth in the applicable Qualified Savings Plans.

4. Participation.

     (a) Time and Form of Election.

          (i) Each Eligible Employee who wishes to participate in the Plan for a particular Plan Year (a “Participant”), must file a timely written or electronic deferral election (the “Election Form”) with the Plan Administrator during the applicable Open Enrollment Period. Such Eligible Employee shall designate in the Election Form that a portion (determined in accordance with Subparagraph 5(a)) of the Eligible Employee’s base annual salary, exclusive of shift differentials, overtime or other premium pay, bonus, incentive or other extra compensation, but inclusive of salary deferred for the Plan Year under this Plan (“Base Annual Salary”), which would have been payable to such Eligible Employee during such Plan Year, in lieu of such payment, be credited to a deferred compensation account maintained under the Plan as an unfunded book entry account stated as a cash balance (the “Account”). On a Participant’s Election Form, the Participant shall also indicate the form of payment for all deferrals credited to the Participant’s Account, as described in Paragraph 7 below, and the Change in Control election is made, as described in Paragraph 10 below.

     (b) Change of Amount Deferred. A Participant may not modify his deferral election for a particular Plan Year at any time during that Plan Year.

5. Contributions to Participants’ Accounts.

     (a) Participant Deferred Contributions. For a particular Plan Year, a Participant may elect to defer an aggregate amount equal to (i) the difference between the maximum percentage of Base Annual Salary that the Participant may contribute for the Plan Year as Before-Tax Contributions under the Qualified Savings Plans (8% for 2009), without regard to any other limitations that may apply under the Code, and the actual Before-Tax Contributions the Participant contributes to the Qualified Savings Plans for the Plan Year, and/or (ii) from 1% to 25% (in whole percentages) of such Participant’s Base Annual Salary, without regard to any other limitations which may apply under the Code (collectively, “Participant Deferred Contributions”); provided, however, that a Participant who elects to defer any amount hereunder shall be required to make the maximum Before-Tax Contributions permissible under the Qualified Savings Plans for the applicable Plan Year (after giving effect to deferrals under the Plan or otherwise).

     (b) Plan Employer Contributions. There shall be credited to the Participant’s Account employer contributions under the Plan (“Plan Employer Contributions”) in an aggregate amount equal to (i) minus (ii), where (i) is 50% (for Participants entitled to a 50% Employer Contribution in the Qualified Savings Plans) or 100% (for Participants entitled to a 100% Employer Contribution in the Qualified Savings Plans) of the lesser of (x) 8% of the Participant’s Base Annual Salary without regard to any limitations that may apply under the Code, or (y) the sum the Participant contributes as Before-Tax Contributions and/or After-Tax Contributions to the Qualified Savings Plans and as Participant Deferred Contributions, and (ii) is the total amount of Employer Contributions contributed to the Participant’s account under the Qualified Savings Plans; provided, however, that in no event shall the combined Plan Employer Contributions and Savings Plan Employer Contributions exceed 8% of the Participant’s Base Annual Salary without regard to any limitations that may apply under the Code, and provided, further, that Plan Employer Contributions shall not be made with respect to a Participant during any period of suspension of Employer Contributions with respect to such Participant under the terms of the Qualified Savings Plans, whether or not such Participant continues to make Participant Contributions under the Qualified Savings Plans during the period of such suspension.

     (c) Vesting. Participant Deferred Contributions and Plan Employer Contributions (collectively “Total Contribution Amounts”) and all amounts accrued with respect to Total Contribution Amounts in accordance with Paragraph 6, shall be vested at the time such amounts are credited to the Participant’s Account.

     (d) All Contributions Prorated. Total Contribution Amounts shall be credited to a Participant’s Account each pay period.

6. The Participant’s Account.

     (a) Types of Accounts. A Participant’s Account shall consist of two sub-accounts, as applicable: (1) a sub-account which consists of Participant Deferred Contributions and Employer Contributions to the Plan, and interest earned thereon, for amounts that were earned and vested as of December 31, 2004 (the “Grandfathered Account”), and (2) a sub-account which consists of Participant Deferred Contributions and Employer Contributions to the Plan, and interest earned thereon, for amounts that are earned and vested on or after January 1, 2005 (the “Non-Grandfathered Account”).

     (b) Participant Deferred Contributions.

          (i) Participant Deferred Contributions shall be credited to the Participant’s Account under the Plan as unfunded book entries stated as cash balances.

          (ii) Participant Deferred Contributions credited to the Participant’s Account after December 31, 2004, and all Participant Deferred Contributions credited to a Participant’s Account under the Supplemental Savings Plan before January 1, 2006, shall accrue amounts (to be posted on the Valuation Date) equivalent to interest, compounded daily, at a rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term; provided however that, for 2005, Participant Deferred Contributions credited to the Executive Supplemental Savings Plan between January 1, 2005 and December 31, 2005 shall accrue amounts (to be posted each Valuation Date) equivalent to interest, compounded daily, at a rate equal to 8%. The interest rate described in this paragraph is subject to change from Plan Year to Plan Year and shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation prior to January 1 of each Plan Year.

          (iii) Participant Deferred Contributions credited to the Participant’s Account under the Executive Supplemental Savings Plan prior to January 1, 1994 or after the Participant has terminated employment shall accrue amounts (to be posted each Valuation Date) equivalent to interest, compounded daily, at a rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term. The interest rate described in this paragraph is subject to change from Plan Year to Plan Year and shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation prior to January 1 of each Plan Year.

          (iv) Participant Deferred Contributions credited to the Participant’s Account under the Executive Supplemental Savings Plan between January 1, 1994 and December 31, 2004, but before a Participant terminates employment, shall accrue amounts (to be posted each Valuation Date) equivalent to interest, compounded daily, at a rate determined annually by the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”). The rate established in the preceding sentence shall not exceed the greater of (i) 10% (8% for Participant Deferred Contributions credited on or after January 1, 2004 and such other percentage that may be established by the Committee for subsequent Plan Years), or (ii) 200% of the 10-year U.S. Treasury Bond rate at the time of determination and, once established for a Plan Year, shall remain in effect with respect to all Participant Deferred Contributions credited to the Participant’s Account during such Plan Year until such amounts are distributed.

     (c) Plan Employer Contributions. Plan Employer Contributions shall be credited to the Participant’s Account under the Plan as unfunded book entries stated as shares of Common Stock (including fractional shares). The number of shares of Common Stock credited to a Participant’s Account shall be determined by dividing the equivalent cash amount (as determined under Subparagraph 5(b)) by the closing price of Common Stock on the day that such Plan Employer Contributions are credited to the Participant’s Account. Amounts equivalent to the dividends that would have been payable in respect of the Common Stock shall be credited to the Participant’s Account as if reinvested in Common Stock, with the number of shares credited determined by dividing the equivalent cash dividend amount by the closing price of Common Stock on the date the dividends would have been payable. Amounts credited to the Participant’s Account shall accrue amounts equivalent to interest and dividends, as the case may be, until distributed in accordance with the Plan.

     (d) Grandfathered and Non-Grandfathered Accounts. The aggregate amount of the Participant’s Deferred Contributions, plus earnings credited thereon pursuant to this Paragraph 6

(collectively, the “Participant Deferred Contribution Amounts ”), and the aggregate number of shares of Common Stock representing the Plan Employer Contributions, plus dividends reinvested pursuant to this Paragraph 6 (collectively the “Plan Employer Contribution Amounts,” and together with Participant Deferred Contribution Amounts, the “Total Contribution Amounts”) credited to the Participant’s Grandfathered Account pursuant to this Paragraph 6, will hereinafter be referred to as “Grandfathered Contribution Amounts.” Total Contribution Amounts credited to a Participant’s Non-Grandfathered Account will hereinafter be referred to as “Non-Grandfathered Contribution Amounts.”

7. Distribution from Accounts.

     (a) Form and Timing of Payment.

          (i)      Participant Deferred Contributions.

                (A) 2006 Plan Year and Later. The aggregate amount of the Participant’s Participant Deferred Contribution Amounts credited to the Participant’s Non-Grandfathered Account for Plan Years beginning on or after January 1, 2006 shall be paid in one lump-sum payment to such Participant in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service (as defined in Section 409A(a)(2)(A)(i) of the Code and its corresponding regulations) with the Corporation and its affiliates, unless the Participant elects in his Election Form at the time of his election to defer Base Annual Salary for such Plan Year that such Participant Deferred Contribution Amounts for the Plan Year will instead be paid in substantially equal annual installments (not to exceed ten (10)) if he has a Separation from Service with the Corporation and its affiliates on or after he attains age 55 and has completed ten (10) Years of Service (as defined below), in which case the first installment shall commence in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service and each remaining installment will be paid to the Participant in each succeeding January.

          Notwithstanding the foregoing, if at the time of the Participant’s Separation from Service, the Participant is a “Specified Employee” (as defined below) the payments provided in the immediately preceding paragraph shall be paid (or commence, in the case of installments) in (i) the January of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs prior to July 1 of such Plan Year, or (ii) the July of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs after June 30 of such Plan Year. If the Participant elected to receive his distribution in the form of installment payments, after the first payment is made pursuant to the immediately preceding sentence, each subsequent installment will be paid to the Participant in the January of each Plan Year that follows until all installments are paid to the Participant.

               (B) For purposes of this Plan, the term (i) “Years of Service” shall mean each consecutive twelve (12) month period in which the Participant was employed by the

Corporation or an affiliate as measured from the Participant’s commencement of employment with the Corporation or an affiliate, and (ii) “Specified Employee” shall mean any Participant who, at any time during the twelve (12) month period ending on the identification date (as determined by the Vice President, Compensation and Benefits or its delegate), is a specified employee under Section 409A of the Code, as determined by the Vice President – Compensation and Benefits (or his delegate), which determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Vice President – Compensation and Benefits (or his delegate) in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

2005 Plan Year. For the 2005 Plan Year only, the Participant Deferred Contribution Amounts credited to the Participant’s Non-Grandfathered Account for such Plan Year shall be paid in one lump-sum payment in cash in January of the Plan Year immediately following the Plan Year in which the Participant has a Separation from Service with the Corporation and its affiliates. Notwithstanding the foregoing, if at the time of the Participant’s Separation from Service, the Participant is a Specified Employee the payment provided in the immediately preceding sentence shall be paid in (i) the January of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs prior to July 1 of such Plan Year, or (ii) the July of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs after June 30 of such Plan Year. If the Participant elected to receive his distribution in the form of installment payments, after the first payment is made pursuant to the immediately preceding sentence, each subsequent installment will be paid to the Participant in the January of each Plan Year that follows until all installments are paid to the Participant.

               (C) Plan Years Prior to January 1, 2005. The Participant made an election at the time the Participant made a deferral election for Plan Years beginning before January 1, 2005, with respect to the distribution of the Participant Deferred Contribution Amounts credited to the Participant’s Grandfathered Account pursuant to such election. A Participant elected to receive such amount in one lump-sum payment or in a number of annual installments (up to fifteen (15)). The lump-sum payment or the first installment shall be paid in cash as soon as practicable during the month of January of such future calendar year as the Participant may designate or, if the Participant so elects, as soon as practicable during the month of January of the calendar year immediately following the year in which the Participant last contributed to the Plan or the year in which the Participant terminates employment with the Corporation or any of its subsidiaries (whether by reason of retirement or otherwise). Subsequent installments shall be paid in cash as soon as practicable during the month of January of each succeeding calendar year until the entire amount of the Participant Deferred Contribution Amounts credited to the Participant’s Grandfathered Account shall have been paid.

          (ii) Plan Employer Contributions. The distribution form and timing that apply to the Participant’s Deferred Contribution Amounts for a Plan Year pursuant to Subparagraph 7(a) above shall also apply to the form and timing of the distribution of the Plan Employer Contribution Amounts credited to the Participant’s Account pursuant to Paragraph 5. Except to the extent otherwise provided with respect to fractional shares, all distributions of Plan Employer Contribution Amounts shall be made in Common Stock. Installments after the first installment payment, if applicable, shall be paid in the January of each succeeding calendar year until the entire amount of the Plan Employer Contribution Amounts shall have been paid. Any fractional shares of Common Stock shall be paid in an equivalent cash amount, as determined using the closing price of Common Stock on the trading date next preceding the distribution date.

          (iii) Calculation of Installment Payments. If installment payments are to be made to a Participant for any Plan Year, the amount of each installment shall be determined by (A) multiplying the balance of the Participant Deferred Contribution Amounts credited to the Participant for such Plan Year by a fraction, the numerator of which is one and the denominator of which is (x) the number of installments elected, reduced by (y) one for each annual installment previously received, and (B) multiplying the balance of the Plan Employer Contribution Amount on the last Valuation Date of such Plan Year by a fraction, the numerator of which is one and the denominator of which is (x) the number of installments elected, reduced by (y) one for each annual installment previously received, and then rounding down to the next whole share of Common Stock; provided, however, the amount of the last installment shall be determined without regard to the rounding requirement of the preceding portion of this clause.

     (b) Adjustment of Form of Distribution.

          (i) 2005 Plan Year and Later. For Plan Years beginning on or after January 1, 2005, a Participant may not change the timing or payment form of distribution of the Non-Grandfathered Contribution Amounts credited to his Non-Grandfathered Account for any such Plan Year.

2004 Plan Year and Earlier. For Plan Years beginning before January 1, 2005, prior to the beginning of any calendar year, a Participant may elect to change the timing and method of distribution of the Participant’s Grandfathered Contribution Amounts that are credited to his Grandfathered Account commencing with such calendar year. A Participant’s Grandfathered Contribution Amounts credited to the Participant’s Grandfathered Account prior to the effective date of such change (the “Prior Balance”), and all amounts thereafter accrued with respect to the Prior Balance, shall not be affected by such change and, except as otherwise provided in this Paragraph 7 or as determined by the Plan Administrator pursuant to Paragraph 9, shall be distributed only in accordance with the election in effect at the time such Prior Balance was credited to the Participant’s Grandfathered Account.

          (ii) Distribution Default for Amounts Credited to the Participant’s Grandfathered Account.

                    (A) Distribution Default for Participant Deferred Contribution Amounts. Any Participant Deferred Contribution Amounts credited to a Participant’s Grandfathered Account which are not covered by a timely distribution election under Subparagraph 7(a)(i) above shall be distributed to the Participant in one (1) lump-sum cash payment as soon as practicable during the month of January of the calendar year immediately following the later of the calendar year in which the Participant last contributed to the Plan or the year in which the Participant terminates his employment with the Corporation or any of its subsidiaries (whether by reason of Retirement or otherwise); provided, however, if the Participant has made an election pursuant to Subparagraphs 10(a), 10(b) or 10(c), the lump sum payment shall be made within the ninety (90) day period following a Change in Control, as defined in Subparagraph 10(e).

               (B) Distribution Default for Plan Employer Contribution Amounts. Any Plan Employer Contribution Amounts credited to a Participant’s Grandfathered Account which are not covered by a timely distribution election under Subparagraph 7(a)(ii) above shall be distributed to the Participant in Common Stock as soon as practicable during the month of January of the calendar year immediately following the later of the calendar year in which the Participant last contributed to the Plan or the calendar year in which the Participant terminates his employment with the Corporation or any of it subsidiaries (whether by reason of Retirement or otherwise); provided, however, if the Participant has made an election pursuant to Subparagraphs 10(a), 10(b) or 10(c), the distribution shall be made within the ninety (90) day period following a Change in Control, as defined in Subparagraph 10(e). Any fractional shares of Common Stock shall be paid in an equivalent cash amount, as determined using the closing price of Common Stock on the trading date next preceding the distribution date.

     (c) Changing Prior Distribution Elections with Respect to Amounts Deferred for Plan Years Prior to January 1, 2005.

     (i) For Total Contribution Amounts credited to the Participant’s Grandfathered Account, the Plan Administrator may from time to time allow Participants to request new elections with respect to the distribution of a Participant’s Prior Balance under the Plan (other than with respect to any such Prior Balance for which distributions have already commenced). The Plan Administrator shall reserve the right to accept or reject any such request at any time and such election shall be subject to such restrictions and limitations as the Plan Administrator shall determine in its sole discretion, provided that any new election shall generally be required to be made at least twelve (12) months prior to any scheduled payment date.

     (ii) For Total Contribution Amounts credited to the Participant’s Grandfathered Account for Plan Years beginning before January 1, 2005, the Plan Administrator may also allow a Participant to request an immediate distribution of all or a portion of such Participant’s Prior Balance (including any portion of such Prior Balance for which distributions have already commenced) and any Deferred Contribution Amounts and Plan Employer Contribution Amounts credited to the Participant’s Grandfathered Account immediately prior to such request. Any such immediate distribution shall be subject to a penalty equal to six percent (6%) of the amount requested to be distributed and shall be subject to the approval of the Plan Administrator and such other restrictions or conditions as may be established by the Plan Administrator from time to time.

8. Distribution on Death.

     (a) Participant Deferred Contribution Amounts. If a Participant should die before all Participant Deferred Contribution Amounts credited to the Participant’s Non-Grandfathered Account have been paid in accordance with Paragraph 7, the balance of the Participant Deferred Contribution Amounts in such Participant’s Non-Grandfathered Account shall be paid in cash within sixty (60) days following the date of the Participant’s death to the beneficiary designated in writing by the Participant and filed with the Plan Administrator. If a Participant should die before all Participant Deferred Contribution Amounts credited to the Participant’s Grandfathered Account have been paid in accordance with Paragraph 7, the balance of the Participant Deferred Contribution Amounts in such Participant’s Grandfathered Account shall be paid in cash as soon as practicable following the Participant’s death to the beneficiary designated in writing by the Participant and filed with the Plan Administrator; provided, however, if the Participant has made an election pursuant to Subparagraphs 10(a), 10(b) or 10(c) for Participant Deferred Contribution Amounts credited to the Participant’s Grandfathered Account, such amount shall be paid within the ninety (90) day period following a Change in Control, as defined in Subparagraph 10(e). If (i) no beneficiary designation has been made, or (ii) the designated beneficiary shall have predeceased the Participant and no further designation has been made, then such balance shall be paid to the estate of the Participant. A Participant may change the designated beneficiary at any time during the Participant’s lifetime by filing a subsequent designation in writing with the Plan Administrator.

     (b) Plan Employer Contribution Amounts. If a Participant should die before all Plan Employer Contribution Amounts credited to the Participant’s Non-Grandfathered Account have been paid in accordance with Paragraph 7, the balance of the Plan Employer Contribution Amounts in such Participant’s Non-Grandfathered Account shall be paid in Common Stock within sixty (60) days following the date of the Participant’s death to the beneficiary designated in writing by the Participant and filed with the Plan Administrator. If a Participant should die before all Plan Employer Contribution Amounts credited to the Participant’s Grandfathered Account have been paid in accordance with Paragraph 7, the balance of the Plan Employer Contribution Amounts in such Participant’s Grandfathered shall be paid in Common Stock as soon as practicable following the Participant’s death to the beneficiary designated in writing by the Participant and filed with the Plan Administrator; provided, however, if the Participant has made an election pursuant to Subparagraphs 10(a), 10(b) or 10(c) for Plan Employer Contribution Amounts credited to the Participant’s Grandfathered Account, such amount shall be paid within the ninety (90) day period following a Change in Control, as defined in Subparagraph 10(e). If (i) no such beneficiary designation has been made, or (ii) the designated beneficiary shall have predeceased the Participant and no further designation has been made, then such balance shall be paid to the estate of the Participant. A Participant may change the designated beneficiary at any time during the Participant’s lifetime by filing a subsequent designation in writing with the Plan Administrator. Any fractional shares of Common Stock shall be paid in an equivalent cash amount, as determined using the closing price of Common Stock on the trading date immediately preceding the distribution date.

9. Payment in the Event of Hardship.

     (a) For Non-Grandfathered Contribution Amounts. For Plan Years beginning on or after January 1, 2005, a Participant may not receive a distribution in the event of hardship or unforeseeable emergency from his Non-Grandfathered Contribution Amounts.

     (b) For Grandfathered Contribution Amounts. For Grandfathered Contribution Amounts, upon receipt of a request from a Participant delivered in writing to the Plan Administrator along with a Certificate of Unavailability of Resources form, the Plan Administrator, or his designee, may cause the Corporation to accelerate (or require the subsidiary of the Corporation which employs or employed the Participant to accelerate) payment of all or any part of the amount credited to the Participant’s Account, including accrued amounts, if it finds in its sole discretion that payment of such amounts in accordance with the Participant’s prior election under Paragraph 4 would result in severe financial hardship to the Participant, and such hardship is the result of an unforeseeable emergency caused by circumstances beyond the control of the Participant. Acceleration of payment may not be made under this Subparagraph

9(b) to the extent that such hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship. Any distribution of Participant Deferred Contribution Amounts pursuant to this Paragraph 9 shall be made in cash, while any distribution of Plan Employer Contribution Amounts pursuant to this Paragraph 9 shall be made in Common Stock. Any fractional shares of Common Stock shall be paid in an equivalent cash amount, as determined using the closing price of Common Stock on the trading date next preceding the distribution date.

10. Change in Control.

     (a) Initial Lump-Sum Payment Election.

(i) Non-Grandfathered Contribution Amounts. Notwithstanding any election made pursuant to Paragraph 4 hereof, for Participant Deferred Contributions attributable to each Plan Year beginning on or after January 1, 2007, a Participant may designate in his Election Form at the time the individual files his Election Form during the Open Enrollment Period for a Plan Year to have his Participant Deferred Contributions (and corresponding Plan Employer Contributions) for such Plan Year paid in one (1)-lump sum payment as soon as practicable following a Change in Control, but in no event later than ninety (90) days after such Change in Control (as defined below); provided however that if the event that constitutes a Change in Control does not qualify as a change in ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations, a Change in Control shall not be deemed to have occurred for purposes of this clause (i).

     (ii) Grandfathered Contribution Amounts. Notwithstanding any election made pursuant to Paragraph 4 for Grandfathered Contribution Amounts, any person who became eligible to participate in the Plan filed a written election with the Plan Administrator on his Election Form to have his Grandfathered Contribution Amount paid in one (1) lump sum payment as soon as practicable following a Change in Control (as defined below), but in no event later than ninety (90) days after such Change in Control.

     (iii) Form of Consideration. Any distribution of Participant Deferred Contribution Amounts pursuant to this Paragraph 10 shall be made in cash, while any distribution of Plan Employer Contribution Amounts pursuant to this Paragraph 10 shall be made in Common Stock (or the common stock of any successor corporation issued in exchange for, or with respect to, Common Stock incident to the Change in Control). Any fractional shares of Common Stock (or the common stock of any successor corporation issued in exchange for, or with respect to, Common Stock incident to the Change in Control) shall be paid in an equivalent cash amount.

     (b) Subsequent Lump-Sum Payment Election. For Grandfathered Contribution Amounts only, a Participant who did not make an election pursuant to Subparagraph 10(a)(ii) or who has revoked, pursuant to Subparagraph 10(c), an election previously made under

Subparagraph 10(a)(ii) or this Subparagraph 10(b) may, prior to the earlier of a Change in Control or the beginning of the calendar year in which the election is to take effect, elect to have the aggregate amount credited to the Participant’s Grandfathered Account for all calendar years commencing with the first calendar year beginning after the date the election is made, paid in one (1) lump-sum payment as soon as practicable following a Change in Control, but in no event later than ninety (90) days after such Change in Control.

     (c) Revocation of Prior Change in Control Payment Elections. For Grandfathered Contribution Amounts only, a Participant may, prior to a Change in Control, file an election revoking any election made pursuant to Subparagraphs 10(a)(ii) or 10(b) or file a new lump sum payment election under this Paragraph 10 with respect to amounts previously credited to the Participant’s Grandfathered Account. Any such revocation or new election shall be made at the time specified by the Plan Administrator and shall be subject to such restrictions and limitations as the Plan Administrator shall determine from time to time.

     (d) Interest Equivalents. Notwithstanding anything to the contrary in the Plan, after a Change in Control, the Plan may not provide, or be amended to provide, interest accruals with respect to Participant Deferred Contributions at rates lower than the rates in effect under Paragraph 6 immediately prior to the Change in Control.

     (e) Definition of Change in Control. For purposes of the Plan, a Change in Control is deemed to occur at the time (i) when any entity, person or group (other than the Corporation, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) which therefore beneficially owned less than 30% of the common stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Corporation) for all, or any part of, the Common Stock, (iii) of a merger in which the Corporation shall not survive as an independent, publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all or substantially all of the Corporation’s assets, (iv) of a substantial change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (v) of any transaction or other event which the Corporate Governance Committee of the Board, in its discretion, determines to be a Change in Control for purposes of the Plan.

11. Administration.

     (a) Plan Administrator. The Plan Administrator and “named fiduciary” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be the Senior Vice President-Human Resources and Communications of the Corporation (or the person acting in such capacity in the event such position is abolished, restructured or renamed). The Plan Administrator shall have the authority to appoint one (1) or more other named fiduciaries of the Plan and to designate persons, other than named fiduciaries, to carry out fiduciary responsibilities under the Plan, pursuant to Section 405(c)(1)(B) of ERISA. Any person acting on behalf of the Plan Administrator shall serve without additional compensation. The Plan Administrator shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

     (b) Powers and Duties of Plan Administrator. The Plan Administrator shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; to retain attorneys, consultants, accountants or other persons (who may be employees of the Corporation and its subsidiaries) to render advice and assistance as it shall determine to be necessary to effect the proper discharge of any duty for which it is responsible; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Corporation and its subsidiaries in determining any Participant’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

     (c) Indemnification. To the extent permitted by law, the Corporation shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

12. Claims Procedures and Appeals.

     (a) A written request for a Plan benefit is a claim and the person making such claim is a claimant. Any claim must be made in writing and shall be deemed to be filed by a claimant when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

     (b) The Plan Administrator shall provide notice in writing to any claimant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within ninety (90) days of the receipt by the Plan Administrator of the claimant’s claim or, if special circumstances require, and the claimant is so notified in writing, within one hundred eight (180) days of the receipt by the Plan Administrator of the claimant’s claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

     (i) set forth the specific reasons for the denial of benefits;

     (ii) contain specific references to Plan provisions relative to the denial;

     (iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator;

     (iv) advise the claimant that any appeal of the Plan Administrator’s adverse determination must be made in writing to the Plan Administrator within sixty (60) days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based; and

     (v) advise the claimant of his right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review.

     (c) When a claimant receives notice of denial of a claim or does not receive notification of acceptance or denial within ninety (90) days after submitting a claim, the claimant, either in person or by duly authorized representative, may:

     (i) request, in writing, a review of the claim by the Plan Administrator;

     (ii) review pertinent documents relating to the denial;

     (iii) submit issues and comments in writing; and

     (iv)    request, in writing, a hearing with the Plan Administrator; provided that the claimant takes appropriate action within sixty (60) days after receiving notice of denial.

     (d) The Plan Administrator shall make its decision with respect to a claim review promptly, but not later than sixty (60) days after receipt of the request. Such sixty (60) day period may be extended for another period of sixty (60) days if the Plan Administrator reviewing the claim finds that special circumstances require an extension of time for processing.

     (e) The final decision of the Plan Administrator shall be in writing, (i) give specific reason(s) for the adverse decision, (ii) make specific references to the pertinent Plan provisions on which the decision is based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) a statement describing any voluntary appeals procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. All interpretations, determinations and decisions of the Plan Administrator in respect of any claim shall be made in its sole discretion based on the applicable Plan documents and shall be final, conclusive and binding on all parties.

13. Miscellaneous.

     (a) Anti-Alienation. The right of a Participant to receive any amount credited to the Participant’s Account shall not be transferable or assignable by the Participant, except by will or by the laws of descent and distribution. To the extent that any person acquires a right to receive any amount credited to a Participant’s Account hereunder, such right shall be no greater than that of an unsecured general creditor of the Corporation. Except as expressly provided herein, any person having an interest in any amount credited to a Participant’s Account under the Plan shall not be entitled to payment until the date the amount is due and payable. No person shall be entitled to anticipate any payment by assignment, pledge or transfer in any form or manner prior to actual or constructive receipt thereof.

     (b) Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and its corresponding regulations and related guidance with respect to Non-Grandfathered Contribution Amounts credited to the Participant’s Account, and shall be administered in accordance with Section 409A of the Code with respect to such Non-Grandfathered Contribution Amounts. Notwithstanding anything in the Plan to the contrary, elections to defer Non-Grandfathered Contribution Amounts under the Plan, and distributions of Non-Grandfathered Contribution Amounts, may only be made in a manner and upon an event permitted by Section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Other than a valid Election Form, in no event shall a Participant, directly or indirectly, designate the Plan Year of payment with respect to Non-Grandfathered Accounts. For the avoidance of doubt, deferrals under the Plan are maintained on a Plan Year basis.

     (c) Unsecured General Creditor. Neither the Corporation nor any of its subsidiaries shall be required to reserve or otherwise set aside funds, Common Stock or other assets for the payment of its obligations hereunder. However, the Corporation or any subsidiary may, in its sole discretion, establish funds for payment of its obligations hereunder. Any such funds shall remain assets of the Corporation or such subsidiary, as the case may be, and subject to the claims of its general creditors. Such funds, if any, shall not be deemed to be assets of the Plan. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

     (d) Withholding. The Corporation shall withhold from any distribution made from Participant Deferred Contribution Amounts the amount necessary to satisfy applicable federal, state and local tax withholding requirements. With respect to distributions of Plan Employer Contribution Amounts, the delivery of the shares of Common Stock shall be delayed until the Participant makes arrangements, pursuant to procedures to be adopted by the Plan Administrator, to satisfy the applicable federal, state and local tax withholding requirements. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

     (e) Offset. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, if a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Corporation or any participating affiliate, then the Corporation may offset such amount owed to the Corporation or the participating affiliate against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator.

     (f) Termination and Amendment. The Corporation may at any time amend or terminate the Plan, subject to the requirements of Section 409A of the Code with respect to the Non-Grandfathered Amounts. Notwithstanding the foregoing, and unless such amendment is required by Section 409A of the Code, the Plan may not, without the consent of an affected Participant, be amended in any manner which would (i) adversely affect such Participant’s rights and expectations with respect to deferral amounts credited to such Participant’s Account immediately prior to such amendment (including, but not limited to, any amendment which would adversely affect the rights or features applicable to, or any of the components that are taken into account in determining, the deferral amounts of any Participant hereunder), or (ii) with respect to any Participant who separates from service either during a Potential Change in Control Period (as defined below) or within two years following a Change in Control under circumstances entitling such Participant to severance benefits under the Corporation’s Severance Plan for Corporate Staff Employees or Part II of the Corporation’s Severance Plan for Senior Executives, adversely affect such Participant’s rights and expectations with respect to Grandfathered Contribution Amounts to defer the receipt of severance payments pursuant to such plan. For purposes of the preceding sentence, a “Potential Change in Control Period” shall commence when: (A) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) the Corporation or any person or group publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; (C) any person or group (other than the Corporation, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 15% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Corporation or its affiliates); or (D) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period shall continue until the earlier of (I) a Change in Control or (II) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

     (g) Benefit Statements. Each Participant shall receive periodic statements (not less frequently than annually) regarding the Participant’s Account. Each such statement shall indicate the amount of the balances credited to the Participant’s Account as of the end of the period covered by such statement.

     (h) Legal Interpretation. This Plan and its provisions shall be construed in accordance with the laws of the State of Delaware to the extent such Delaware law is not inconsistent with the provisions of ERISA. The text of this Plan shall, to the extent permitted by law, govern the determination of the rights and obligations created or referred to herein. Headings to the Sections, Paragraphs and Subparagraphs are for reference purposes only and do not limit or extend the meaning of any of the Plan’s provisions.

     (i) Gender; Number. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

     (j) Employment. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Corporation or its subsidiaries and any employee or to be a consideration for or condition of employment of any person. No provision of the Plan shall be deemed to give any employee the right to continue in the employ of the Corporation or its subsidiaries or to interfere with the right of the Corporation or its subsidiaries to discharge any employee at any time without regard to the effect which such discharge might have upon the employee's participation in the Plan or benefits under it.

     (k) Fiduciary Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. For purposes of this Subparagraph 13(k), the term “fiduciary” shall have the same meaning as in ERISA.

     (l) Participants Subject to Section 16. Notwithstanding anything herein to the contrary, if any request and subject to Section 409A of the Code, election or other action under the Plan affecting a Participant subject to Section 16 of the Securities Exchange Act of 1934 should require the approval of the Committee to exempt such request, election or other action from potential liability under Section 16, then the approval of the Committee shall be obtained in lieu of the approval of the Plan Administrator.